UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 29, 2021

NMI Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36174	45-4914248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Powell Street, 12th Floor, Emeryville, CA
(Address of Principal Executive Offices)
94608
(Zip Code)
(855) 530-6642
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	NMIH	Nasdaq
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On November 29, 2021, NMI Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement” with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”). The Credit Agreement provides for a revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $250 million that matures on November 29, 2025 or if any Existing Secured Notes (as defined in the Credit Agreement) remain outstanding on February 28, 2025, the Revolving Facility will mature on such date. As of the date hereof, no borrowings have been made under the Revolving Credit Facility.

The Company's obligations under the Credit Agreement are guaranteed (the "Guarantee") by its wholly owned subsidiary, NMI Services, Inc. (the "Guarantor"). The Company's and the Guarantor's obligations under the Credit Agreement and the Guarantee, respectively, are secured by first-priority liens on substantially all the assets of the Company and the Guarantor, respectively, subject to certain exceptions.

Under the Amended Credit Agreement, the margin for borrowings under the Revolving Credit Facility ranges from 1.375% to 2.875% per annum for Term Benchmark loans and 0.375% to 1.875% per annum for Base Rate loans, in each case based on the Company’s credit ratings. Unused commitments under the Revolving Credit Facility are subject to a commitment fee accruing at a rate that ranges from 0.175% to 0.525% per annum based on the Company’s credit ratings.

Under the Revolving Credit Facility, the Company may not permit (i) the debt to total capitalization ratio of the Company and its subsidiaries to exceed 35% as of the last day of any fiscal quarter, (ii) the statutory capital of National Mortgage Insurance Corporation, the Company's primary insurance subsidiary ("NMIC"), to be less than $1,290,314,825 as of the last day of any fiscal quarter, or (iii) the consolidated net worth of the Company to be, as of the last day of any fiscal quarter, less than the sum of (A) $1,047,808,462, plus (B) 50% of cumulative consolidated net income of the Company and its subsidiaries for each fiscal quarter of the Company (beginning with the fiscal quarter ending December 31, 2021) for which such consolidated net income is positive, plus (C) 50% of any increase in the consolidated net worth of the Company after September 30, 2021 resulting from certain issuances of equity by or capital contributions to the Company or its subsidiaries. In addition, under the Revolving Credit Facility, NMIC must remain at all times in compliance with all applicable "financial requirements" imposed pursuant to the Private Mortgage Insurer Eligibility Requirements, subject to any allowed transition period or forbearance thereunder.

The Credit Agreement also contains customary negative and affirmative covenants including covenants that limit, among other things, the ability of the Company and its subsidiaries to (i) incur indebtedness, (ii) incur liens on their property, (iii) pay dividends or make other distributions, (iv) sell their assets, (v) make certain loans or investments, (vi) merge or consolidate and (vii) enter into transactions with affiliates, in each case subject to certain exceptions. The Credit Agreement contains customary events of default.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached hereto as Exhibits 10.1 and is incorporated herein by reference.

Item 8.01.    Other Events

On November 30, 2021, the Company issued a press release announcing its entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.    Description
10.1    Amended and Restated Credit Agreement, dated November 29, 2021, by and among the Company, the lender parties thereto and JPMorgan Chase Bank, N.A. as administrative agent

99.1    Press release, dated November 30, 2021

104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMI Holdings, Inc.
(Registrant)

Date: November 30, 2021	By:	/s/ William J. Leatherberry
William J. Leatherberry
EVP, General Counsel

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